SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
__________________________

Date of Report (Date of earliest event reported): December 18, 2006 (December 18, 2006)

MORLEX, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-30144	84-1028977
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

31 Pierce Lane, Norwich, Vermont 05055
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (802) 649-2299

c/o Resource Management Partners, Inc., 1690 Washington Avenue, Bohemia, NY 11716
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2006, Morlex, Inc. (“we”, “our”, “us” or the “Company”) redeemed 483,962 shares of its common stock, par value $.001 per share (the “Common Stock”) from its stockholder Donald Barrick, our former sole officer and director, for an aggregate purchase price of $100,000, pursuant to that certain Redemption Agreement (the “Redemption Agreement”). The description of the Redemption Agreement is a summary and is qualified in its entirety by the provisions of the Redemption Agreement, which is attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

On December 18, 2006, the Company sold 558,962 and 75,000 shares of Common Stock to Michael Miller and Michelle Kaplan, respectively. The Company sold such shares of Common Stock to Mr. Miller, our President, Secretary, Treasurer and director, for an aggregate purchase price equal to $107,500 and pursuant to the terms and conditions contained in that certain common stock purchase agreement by and between the Company and Mr. Miller, a copy of which is attached hereto as Exhibit 10.2. Ms. Kaplan, a director and principal stockholder of the Company, purchased her shares of Common Stock for an aggregate purchase price of $7,500 and pursuant to the terms and conditions contained in that certain common stock purchase agreement by and between the Company and Ms. Kaplan, a copy of which is attached hereto as Exhibit 10.3. The Company sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). As of the date hereof, the Company has 1,401,765 shares of Common Stock issued and outstanding.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On December 18, 2006, Donald Barrick resigned from his position as President, Secretary, Treasurer and as member of the Board of Directors of the Company (the “Board”). Mr. Barrick’s resignation letters are attached hereto as Exhibit 17.1 and Exhibit 17.2.

(c) To replace Mr. Barrick, on December 18, 2006, the Board elected Michael Miller as President, Secretary and Treasurer of the Company.

(d) Prior to Mr. Barrick’s resignation as a director of the Company, Mr. Barrick, as sole director, fixed the size of the Board of Directors at three members and elected Michael Miller and Jeanne Baer as members of the Board. Thereafter, Mr. Barrick resigned as member of the Board, and to fill the vacancy created thereby, the Board elected Michelle Kaplan as director.

Biographical Information

Michael Miller, 61, has served as Chairman of the Board of Directors and Chief Executive Officer of Miller Investment Company, Inc., a private venture capital firm since 1989. Mr. Miller has been a partner in Independence Realty, which owns and manages real estate properties, also since 1989. Since 1992, he has served as a member of the Board of Directors of Celadon Group, Inc., which is listed on Nasdaq, serving as its Lead Director and Chairman of the Compensation Committee. Mr. Miller earned his Bachelor of Science in Finance from New York University in 1966.

Jeanne Baer, 60, has maintained a private psychotherapy practice in Vermont for the past 13 years. Ms. Baer received her Bachelor of Arts from Brooklyn College in 1967, her Masters in Education from the Bank Street College of Education in 1974 and her Masters in Social Work from Smith College School for Social Work in 1993.

Michelle Kaplan, 32, has been employed at the Manhattan Psychiatric Center in New York since January 2006. Prior to starting at Manhattan Psychiatric Center, during December 2005, Ms. Kaplan took some personal time off. From October 2002 until November 2005, Ms. Kaplan completed her residency in Psychiatry at the Long Island Jewish Hospital Medical Center at Zucker Hillside Hospital. Prior to that, Ms. Kaplan studied at Ross University School of Medicine. Ms. Kaplan received her Bachelor of Science in Biology from Washington University in 1996 and her Doctor of Medicine from Ross University School of Medicine in 2005.

Michael Miller and Jeanne Baer are husband and wife.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed as part of this report:

Exhibit
Number	Description

10.1	Redemption Agreement dated December 18, 2006
10.2	Common Stock Purchase Agreement by and between the Company
and Michael Miller dated December 18, 2006
10.3	Common Stock Purchase Agreement by and between the Company
and Michelle Kaplan dated December 18, 2006
17.1	Resignation Letter from Donald Barrick
17.2	Resignation Letter from Donald Barrick

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2006	MORLEX, INC.

	By:	/s/ Michael Miller
	Name:	Michael Miller
	Title:	President